Exhibit 99.5

LETTER OF TRANSMITTAL

[•], 2005

IMPORTANT NOTICE CONCERNING YOUR

RIGHT TO SUBSCRIBE FOR COMMON STOCK

To the Holders of Common Stock

whose addresses are outside

the United States and Canada

or who have A.P.O.

or F.P.O. addresses:

A subscription rights order form (the “Order Form”) evidencing your right to subscribe for shares of common stock, par value $6.00 per share (the “Common Stock”) of Popular, Inc. is being held for your account by Mellon Bank, N.A. (the “Subscription Agent”).

If you were the record holder of shares of Common Stock on November 7, 2005 (the “Record Date”), you have the right to purchase one share of Common Stock for every twenty-six shares of Common Stock held on the Record Date (the “Basic Subscription Right”). Your right is non-transferable and can only be exercised by the persons named in the Order Form. You are entitled to subscribe for all or any portion of the shares of Common Stock underlying your Basic Subscription Rights. Because no fractional shares or cash in lieu thereof will be issued or paid, the number of rights you were granted has been rounded up to the next whole number, subject to adjustments that Popular, Inc. may make as described in the accompanying Prospectus. If you subscribe for the full number of shares of Common Stock underlying your Basic Subscription Rights, you may subscribe for additional shares of Common Stock that are not subscribed for by other stockholders pursuant to their Basic Subscription Rights (the “Oversubscription Right”), subject to availability and certain regulatory limitations. Popular, Inc. reserves the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares.

A Prospectus setting forth the terms and conditions of the offering is enclosed.

If you desire to exercise all or any part of your Basic Subscription Rights, you must notify the Subscription Agent and make payment by official check or cashier’s check in U.S. dollars and drawn upon a U.S. bank payable to Mellon Bank, N.A. The Subscription Agent must receive your notification and payment by 11:00 a.m., New York City time, on December 15, 2005, two business days before the date on which this subscription offering expires.

THIS IS NOT A SUBSCRIPTION ORDER FORM

This notice is merely for your information and must be considered with the accompanying Prospectus.